ABX Holdings Elects Dominick to Board of Directors

WILMINGTON, Ohio - February 27, 2008 - ABX Holdings, Inc. (NASDAQ-NM:ABXA) today announced the appointment of Jeffrey A. Dominick, an experienced financial professional with an extensive background in the airline, transportation and logistics industry, to its Board of Directors.

Dominick will complete the term of Frederick Reed, who passed away in August 2007. That term will end in 2010.

Dominick, 43, was one of the founding partners of MassMutual Capital Partners, a private equity investment subsidiary of MassMutual Financial Group, and a significant shareholder of Cargo Holdings International (CHI), which ABX Holdings purchased in December 2007.

Prior to that, Dominick worked in debt and equity financing for Babson Capital Management, the asset management subsidiary for MassMutual Financial Group. Before joining MassMutual Financial Group in 2002, Dominick spent 13 years in leveraged and corporate finance for Deutche Bank Securities and The Chase Manhattan Bank N.A.

While at Babson, Dominick specialized in investing in airline and aircraft related transactions, with a focus as well in the transportation and logistics industries.

Joe Hete, President and Chief Executive Officer of ABX Holdings, said, "Jeff Dominick's strong financial skills, combined with his knowledge of our industry, will make him a strong addition to our board. He was a significant contributor to the successful completion of our negotiations with CHI, and I am certain his financial expertise will be invaluable to us in the future."

About ABX Holdings

ABX Holdings has two principal businesses: ABX Air (www.abxair.com), an air cargo services provider operating out of Wilmington, Ohio, and 15 hubs throughout the United States; and Cargo Holdings International, Inc. (www.cargoholdings.com), a leading provider of air cargo transportation and related services to domestic and foreign air carriers, and other companies that outsource their air cargo lift requirements. ABX Air is a Part 121 operator and holds a Part 145 FAA Repair certificate. Through four subsidiaries, including two companies with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, CHI also provides aircraft leasing, airport ground services, fuel management, specialized transportation management, and air charter brokerage services.

Contact: Quint Turner

ABX Air, Inc.

937-382-5591